Exhibit 99.1

BioAmber Reports First Quarter 2017 Financial Results

Montreal, Canada, May 9th, 2017. BioAmber Inc. (NYSE: BIOA, TSX: BIOA), a leader in renewable materials today announced operational and financial results for the three months ended March 31, 2017.

Highlights:

•	Sales of bio-succinic acid were $2.1 million, a 46% increase over the same period last year.
•	There were 7 new clients that began buying bio-succinic acid in the quarter.
•	The plant attained a new throughput record, briefly surpassing 70% and saw a further reduction in variable costs relative to the previous quarter.
•	Research and Development expenses were $1.6 million for the quarter, a 16% decrease relative to the same period last year.
•	On January 27, 2017, the Company raised $20.1 million in gross proceeds from an equity offering, and used the proceeds to reimburse in full all outstanding corporate debt.
•	On April 28, 2017, $8.9 million was released from escrow as a result of the automatic exercise of a Special Warrant issued on December 30th, 2016.
•	On May 3, 2017, the Company’s shares became eligible for trading on the Toronto Stock Exchange under the symbol BIOA.
•	On May 9, 2017, the 8 million warrants that the Company had issued at the time of its initial public offering expired. None of the warrants were exercised prior to their expiry.

“Our first quarter of 2017 witnessed record throughput rates at the plant, combined with incremental decreases in our overall operating costs per unit sold,” stated Fabrice Orecchioni, BioAmber’s President, Chief Operations Officer and Interim-CEO. “In addition, our recent TSX Listing will provide greater liquidity and depth of distribution for our shareholders and potential new investors”, he added.

Q1 2017 Financial Results

Revenues for the quarter ended March 31, 2017 were $2.1 million.  The 46% increase relative to the same period last year was driven by an increase in the quantity of bio-succinic acid sold from our Sarnia operations.

Cost of goods sold increased from $3.1 million for the quarter ended March 31, 2016 to $4.1 million for the quarter ended March 31, 2017, primarily due to an increase in the volume sold partially offset by a reduction in our production costs.

General and administrative expenses increased from $2.6 million for the quarter ended March 31, 2016 to $4.9 million for the quarter ended March 31, 2017. This was driven by one-time severance costs in connection with the departure of the CEO and CFO for a total of approximately $1.2 million, and additional non-cash stock-based compensation expense of $1.2 million resulting from accelerated vesting of stock-options associated with the departures.

Research and development expenses were $1.6 million for the quarter ended March 31, 2017, down from $1.8 million for the same period last year. This decrease is primarily explained by a reduction in research and development expenses to support the commissioning and start-up of the Sarnia facility.

Sales and marketing expenses were $642,000 for the quarter ended March 31, 2017, down from $1.2 million for the same period last year. This was due to the expanded commercial role that Mitsui has assumed, particularly in Asia, which allowed the Company to reduce the size of its global commercial team, resulting in a decrease in sales and marketing salaries, benefits and associated costs, including stock-based compensation and travel expenses.

The Company registered financial income of $8.9 million for the three months ended March 31, 2017 as compared to a financial charge of $3.4 million for the same period last year. This variation of $12.3 million was mainly due to the non-cash mark-to-market adjustment change of $12.7 million for the IPO warrants, the June 2009 Warrants, the April 2011 Warrants and the 2017 Warrants. This income was partially offset by issuance costs of $350,000 associated with the 2017 Warrants.

The Company also incurred a $745,000 non-cash gain on debt extinguishment from the renegotiation of our FEDDEV loan, offset by a loss on the Bridging demand loan repayment.

The Company recorded a net income attributable to BioAmber Inc. shareholders of $106,000, or an income of $0.003 per share for the quarter ended March 31, 2017, compared to a net loss of $10.9 million, or a loss of $0.39 per share for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended March 31, 2017 was $10.5 million, or a loss of $0.31 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $8.1 million, or a loss of $0.29 per share for the three months ended March 31, 2016.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes (i) the impact of the change in fair value of the IPO, Legacy and 2017 Warrants and (ii) the non-cash gain on debt extinguishment.

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on May 9, 2017. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546     International callers:  +1 (416) 764-8688

Teleconference replays will be available through May 16, 2017: Domestic: +1-888-390-0541

International: +1 416-764-8677   Passcode:  007413 #. A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions, including, without limitation, statements related to (i) our production capacity and the ramping-up of our sales for our Sarnia Bio-SA facility, and (ii) the timing of the construction of our next plants, as well as the financing of such plants.  All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and the recent quarterly reports on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Business Development

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

BioAmber Inc.
Consolidated Statement of Operations
(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
	$	$

Product sales	2,123	1,458
Cost of goods sold excluding depreciation and amortization	4,111	3,062
Operating expenses
General and administrative	4,898	2,624
Research and development, net	1,552	1,849
Sales and marketing	642	1,156
Depreciation of property and equipment and amortization of intangible assets	1,236	1,153
Foreign exchange loss	311	121
Operating expenses	8,639	6,904
Operating loss	(10,627)	(8,508)
Amortization of debt discounts	591	601
Financial charges (income), net	(8,878)	3,446
Gain on debt extinguishment	(745)	—
Other (income) expense, net	(229)	(25)
Loss before income taxes	(1,366)	(12,530)
Income taxes	12	6
Net loss	(1,378)	(12,536)
Net income (loss) attributable to:
BioAmber Inc. shareholders	106	(10,946)
Non-controlling interest	(1,484)	(1,590)
	(1,378)	(12,536)
Net income (loss) per share attributable to BioAmber Inc. shareholders - basic	$ 0.003	$ (0.39)

Weighted-average of common shares outstanding - basic	33,767	28,182

BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of March 31, 2017	As of December 31, 2016
Assets	$	$
Current assets:
Cash and cash equivalents	5,311	16,160
Accounts receivable	293	987
Inventories	4,829	4,498
Prepaid expenses and other current assets	1,361	880
Restricted cash	9,004	8,897
Total current assets	20,798	31,422
Property and equipment, net	121,643	121,628
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,699	6,752
Restricted cash	563	558
Deferred financing costs	582	524
Total assets	150,732	161,331

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	4,622	6,022
Income taxes payable	128	115
Deferred revenue	—	1,372
Warrants financial liability	9,324	14,497
Short-term portion of long term debt	3,474	23,299
Total current liabilities	17,548	45,305
Long-term debt	30,210	29,032
Warrants financial liability	1,291	740
Other long term liabilities	241	247
Total liabilities	49,290	75,324
Redeemable non-controlling interest	36,347	37,516
Shareholders’ Equity	65,095	48,491
Total Liabilities and Shareholders’ Equity	150,732	161,331

BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months ended March, 31
	2017	2016
	$	$
Operating Activities
Net loss	(1,378)	(12,536)
Adjustments to reconcile net loss to cash:
Stock-based compensation	2,287	950
Depreciation and amortization	1,236	1,153
Loss on disposals of property and equipment	32	—
Amortization of debt discounts	591	601
Other long-term liabilities	(8)	—
Financial charges (income), net	(9,825)	2,449
Gain on debt extinguishment	(745)	—
Changes in operating assets and liabilities	(2,802)	(12,901)
Net cash used in operating activities	(10,612)	(20,284)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(255)	(26)
Net cash used in investing activities	(255)	(26)

Financing activities
Deferred financing costs	(58)	(198)
Repayment of long-term debt	(18,875)	(2,382)
Net proceeds from issuance of common shares	18,914	11,859
Proceeds from issuance of shares by a subsidiary	—	17,726
Net cash (used) provided by financing activities	(19)	27,005
Foreign exchange impact on cash	37	390
Decrease in cash and cash equivalents	(10,849)	7,085
Cash and cash equivalents, beginning of period	16,160	6,974
Cash and cash equivalents, end of period	5,311	14,059

ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended March 31, 2017, the impact of the change in fair value of the IPO, Legacy Warrants and 2017 Warrants and the non-cash gain on debt extinguishment. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders excluded, for the three months ended March 31, 2016, the impact of the change in fair value of the IPO warrants and the Legacy Warrants. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three Months ended March 31,
	2017	2016
	$	$
Net income (loss) attributable to BioAmber Inc. Shareholders	106	(10,946)
Adjustment:
Warrants revaluation (income) expense	(9,825)	2,834
Gain on debt extinguishment	(745)	—
Adjusted net loss attributable to BioAmber Inc. shareholders	(10,464)	(8,112)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(0.31)	(0.29)

Weighted-average of common shares
outstanding- basic	33,767	28,182